UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2014

Cardigant Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-176329	26-4731758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Rosecrans Avenue, St 500, Manhattan Beach, California 90266

 (Address of Principal Executive Offices)

Registrant’s telephone number:    (310) 421-8654

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2014, Cardigant Medical, Inc. (the “Company”) entered into a contribution agreement (the “Contribution Agreement”) with Cardigant Neurovascular Inc., a Delaware corporation (“Cardigant Neurovascular”). Pursuant to the Contribution Agreement, the Company transferred to Cardigant Neurovascular, as a contribution to capital, all the assets, properties, rights, titles and interests that were used or held for use by the Company for the development of biologic and peptide based compounds and enhanced methods for local delivery for treatment of vascular disease including peripheral artery disease and certain cancers except for certain explicitly excluded assets (the “Business”). In connection with the contribution of the assets, Cardigant Neurovascular assumed from the Company all the liabilities of the Company arising from the Business prior to the date of the Contribution Agreement and arising from the agreements transferred to it after the date of the Contribution Agreement except for certain explicitly excluded liabilities. The excluded assets will remain with the Company, which include, among other things, assets related to the use of HDL nanoparticles as drug delivery vehicles for the treatment of cancer including methods of production and other know-how necessary to formulate nanoparticles, HepG2 cell lines necessary for assaying the nanoparticle preps, any drafts of patent applications and methods for determining particle stability and function.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 5.01 Changes in Control of Registrant.

On August 28, 2014, Yong Li, an individual (the “Buyer”) purchased a total of 22,185,230 shares of common stock (the “Shares”) of the Company pursuant to a Securities Purchase Agreement dated July 31, 2014 by and between the Buyer and a group of three former shareholders of the Company (the “Sellers”). In consideration for the Shares, the Buyer paid the Sellers $399,344 in cash which came from the Seller’s own capital for the acquisition of the Shares. The Sellers are Jerett A. Creed, the Company’s Chief Executive Officer, Chief Financial Officer, director and formerly a controlling shareholder of the Company, the Creed Family Limited Partnership and Ralph Sinibaldi. The Shares represent approximately 95% of the Company’s current issued and outstanding common stock. As a result of this transaction, a change in control of the Company occurred.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In conjunction with the share purchase transaction between the Sellers and the Buyer, on August 28, 2014, the board of directors of the Company appointed Mr. Yong Li and Mr. Lei Wang as directors of the Company upon nomination by Mr. Yong Li.

Mr. Li, 31, is working as a graphic designer in Tianjin Xinfa Real Estate Development Co., Ltd. since June 2007. Mr. Li received his bachelor’s degree from Tianjin Academy of Fine Arts in 2004.

Mr. Wang, 32, is the customer service manager at Redstar Macalline Home Goods Group Co., Ltd. since September 2010.  He was the operation manager with Moscow ACT Trading Group Co., Ltd. from July 2005 to January 2010. From July 2001 to May 2005, Mr. Wang worked at a tourist guide in Tianjin Youth Travel Agency. Mr. Wang studied Foreign Trade English at Nankai University from 1999 to 2001.

There are no understandings or arrangements between Mr. Li or Mr. Wang and any other person pursuant to which Mr. Li or Mr. Wang was selected as a director. There is no family relationship between Mr. Li or Mr. Wang with any of our other officers and directors, or person nominated or chosen by the Company to become a director. Except for the aforesaid stock purchase transaction, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Li or Mr. Wang had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Contribution Agreement, dated August 27, 2014, by and between the Company and Cardigant Neurovascular Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardigant Medical, Inc.

Date: August 28, 2014

/s/ Jerett A. Creed
Name: Jerett A. Creed
Title: Chief Executive Officer, Chief Financial Officer and Director